Exhibit 10.20

[illegible] A. Parent company of the BANCO BPM Banking Group - Registered Office: Piazza F. Meda, 4 -20121 Milan Tel 02/77001 Administrative Office, 2 – 37121 Verona – Tel. 045/8675111 www.bancobpm.it Share Capital at 6.4.2019. Euro 7,100,000,000 ent. Paid up – ABI 05034 - Taxpayer’s Id. Code and Registration in the Companies Register of Milan no. 09722490969 - Representative of the IVA Banco BPM Group VAT Id. no. IVA 10537050964 - Member of the Fondo Interbancario di Tutela dei Depositi [Interbank Deposit Protection Fund] and of the Fondo Nazionale di Garanzia [National Guarantee Fund] – Registered in the Bank of Italy’s List of Banks and in the List of Banking Groups - Stamp duty paid online, if due, under Auth. Revenue Ag., Office of Milan 5 - no. 3358 of 10/01/2017.

PESCHIERA BORROMEO, on 23/07/2019

To Whom it May Concern: KALEYRA SPA VIA TEODOSIO 65 20131 MILANO	To From	Messrs. BANCO BPM SEGRATE – SAN FELICE PIAZZA CENTRO COMMERCIALE, 36 20090 SEGRATE MI

UNSECURED INTERNATIONALIZATION LOAN

Loan no. 04362344

SUMMARY DOCUMENT NO. 1

This summary document, by express mutual agreement of the parties, shall be considered an integral and essential part of the contract template, to which it is annexed as its title page.

ECONOMIC CONDITIONS

The interest rate is determined based on the following benchmark:

3 (three) months Euribor - Euro lnterbank Offered Rate - 360 basis - updated (quoted at 11AM, Central Europe Time, by the Euribor Steering Committee - EMMI - made public through the main electronic trading platforms, such as http://it.euribor-rates.eu, and through specialized press) with value date at the date of execution and the start date of each instalment. The interest rate so determined will be updated each time to the date corresponding to the start date of the instalment, increased by a spread of 2.0000 points.

☐	fixed throughout the loan term.

☒	floating, based on the variations in the benchmark,

for an amount of / currently equal to nominal 2.0000%.

In case of a floating rate, the above value is indicative and referred to the rate in force at the time of execution:

•

if the benchmark determined as above (and, in case of failure or future impossibility of determination, the Libar as defined below) has a negative value, the same will be conventionally considered equal to zero: as a consequence, Bank will charge Borrower an interest rate equal to the spread until the benchmark value rises above zero again;

•

if it is not possible to determine the benchmark rate as indicated above, the benchmark considered will be the 3 months Libor referred to Euro, quoted on the second working day before the end of each calendar quarter, as reported on specialized press, increased by the spread indicated above; In case of an increase or decrease in this latter benchmark, the interest rate will be adjusted to reflect the changes occurred, starting from 1/1, 1/4, 1/7 or 1/10 following such change, and will remain in effect throughout each calendar quarter.

Therefore, given that the value of the aforementioned benchmark is currently equal to -0.3750% and the spread is, as said, 2.0000 points, the nominal annual rate of the loan, in light of the above, is currently set at 2.0000%.

Interest-only period (if applicable) will be charged in the same way as the repayment interest

The interests shall be calculated using the nominal rates described with respect to the actual numbers of lapsed days, with the divisor referring to 360 days.

Late-payment interest: set at 2.0000 percentage points higher than the Interest rate charged as above, in force at the date of expiry of the instalment, and however in compliance with Law 108/96.

The following costs will be charged to Borrower

- Arrangement fees to be withheld from the amount of the loan	Euro	54,000.00;	✓
- Other expenses: ANCILLARY INSURANCE COVERAGE	Euro	0.00;
- file-processing fees:	Euro	0.00;
- Instalment fee:	Euro	2.75;
- Costs of communications on paper:	Euro	1.25;
electronically.	Euro	0.00;
- Costs for assumptions of debt, security replacements, extensions or deferments, as well as for additions of any nature whatsoever		0.50%		on the residual debt Euro 200.00 minimum; Euro 2,000.00 maximum;
- Fees for deferring an instalment payment:	Euro	0.00;

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- Fees for notice of instalment due date:	Euro	1.25	(1.25 (charged only where the instalment is not paid through direct debit against an account held at the disbursing institution);
- Fees for requesting certifications, legal/accounting documents, interests;	Euro	1.25;
- Charges for prepayments calculated based on the prepaid principal amount:		4.50%;
- Administrative costs due to changes in the economic conditions not in line with the contractual agreements, stipulated by a mutual agreement of the parties:	Euro	50.00;
- Alternative tax with respect to the disbursed amount:		0.25%	(0.25% (where an election has been made under Presidential Decree no. 601/73 and as amended);
- Fees for postal stamp duties and other duties not listed supra in the applicable statutory amount.

The ancillary insurance is optional and is not required to secure the loan under the terms and conditions herein proposed.

The Annual Percentage Rate of Charge (APRC) is 3.3149%

The REPAYMENT SCHEDULE is attached to the summary document in accordance with the provisions of art. 4 bis below (“Repayment Schedule”)

CONTRACT CONDITIONS

Whereas Borrower, named KALEYRA SPA, with registered office in MILAN, Taxpayer’s Id. Code / VAT Id. 12716960253 (the “Borrower”) has applied to Bank for a facility (also referred to as the “Loan”) for an amount of Euro 4,000,000 to be used for business financing needs;

a)

Bank has consented to grant Borrower the requested loan, in view of the legal, administrative, financial and technical situation of Borrower and of its assets and liabilities, as result from the statements made and the data provided by the same.

b)

In compliance with the legislation on transparency in contract conditions of banking transactions and services, under the CICR [Interministerial Committee for Credit and Savings] Resolution of 4 march 2003 and the subsequent provisions issued by the Bank of Italy, the “summary document” containing all economic conditions that govern the loan is attached to this agreement as the title page.

c)

This loan is regulated by D.Lgs [Legislative Decree] 385 of 1.9.1993 (Consolidated Banking Act, hereinafter the “TUB”) and by the pre-existing provisions, insofar as applicable; Borrower acknowledges that in view of the statements made and of the information referred to above under letter a), the transaction is not subject to the laws on “Consumer Credit” under art. 121 of the TUB;

d)	In addition to the following terms and conditions, this contract is also governed by the “General Customer Relationship Conditions” already known to and approved by Customer.

e)

This contract may be transferred from one branch to another of Bank without the need to sign a new agreement; a change in the contract identifying number, including as a consequence of a transfer as referred to above, does not amount to a novation.

f)	As security for the loan, by a separate deed in favour of Bank:

☐	Borrower offers (pledge, guarantee, etc.):

for an amount of Euro

☐	the following persons will act guarantors of the loan:

g)	Except as otherwise defined therein, the words and expressions used in this contract have the following meaning:

“Bullet repayment”: means a lump sum payment made as Repayment of the entire principal at the Loan expiration date, together with the relevant portion of interest. Prior to the Loan expiration date, Borrower shall pay instalments comprised entirely of interest, if it is so provided in the Contract.

“Even Total Repayment” or “French Repayment”: means repayment in instalments consisting of increasing capital repayments (calculated based on the business calendar (360/360)), and interest portions calculated on the residual debt, with reference to the actual number of days included in each period of interest, and 360 as the fixed divisor. Whilst the principal amount is always calculated as indicated above, the overall (total) amount of each instalment varies in consequence of the different number of calendar days included in each period of interest.

“Even Principal Repayment” or “Italian Repayment”: means the repayment in instalments comprised of constant capital Repayments (that is, equal for all instalments, calculated by dividing the loan principal by the number of Repayment instalments) and portions of interest calculated on the residual debt, decreasing over time.

“REPAYMENT SCHEDULE”: table representing the composition, in terms of principal and interest portions (as well as any other cost items) of the loan Repayment instalments that Borrower must pay to Bank, calculated at the interest rate defined in the Contract. In floating rate loans, the table is merely indicative.

[illegible] the above being stated

Bank and Borrower, hereinafter jointly referred to - where required - as the “Parties”, intend hereby to carry out the aforementioned financing transaction under the following terms and conditions.

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CONTRACT RULES

Art. 1 - Effect of the recitals

The Parties expressly approve the above recitals, which form an integral and essential part of this contract.

Art. 2 - Subject of the contract

Bank hereby grants Borrower, at Borrower’s request, a loan of the amount of Euro 4,000,000.00 for a maximum term of 24 months, plus the interest-only period, where agreed, under the conditions set out below, and to be intended as a firm commitment by Bank, as defined in art. 2 bis below.

The Parties agree that the amounts granted under this Loan will be disbursed upon the signing of this contract.

Art. 2 bis - assumption of a firm commitment

3) Bank undertakes to refrain from withdrawing from the contract throughout its term, except in those scenarios contemplated in Art. 14 of the instant Contract Terms.

Art. 3 - Interest

Borrower undertakes, from the date of disbursement, to pay the interest as agreed in amount and frequency in the summary document and in the Repayment Schedule.

Borrower acknowledges and accepts that if the interest is charged at a floating rate, Bank will redetermine the Repayment Schedule in case of an increase or decrease of the rate, and therefore the Repayment Schedule is to be intended as merely indicative.

Any delay or failure to deliver the payment notice will not exempt Borrower from the obligation to pay the amounts owed by the due date, and such delay or failure may not be invoked as a reason of inapplicability of the late-payment interest due under article 11 below.

If an interest payment date is not a business day (calculated based on the calendar of the “TARGET” international payment system), the interest payment shall be considered as due on the next succeeding business day (however, if such day falls in the following month, the payment must be made on the last working day preceding the actual expiration date), with consequent extension (or reduction) of the interest period until the payment date so modified: interest, where still due, will continue to accrue from the day following the payment date so modified.

It is understood that if the interest rate determined under this article 3, or the late-payment interest under article 11 below exceed, for any reason, the maximum interest rate allowed by Law no. 108 of 7/3/1996, as published in the quarterly ministerial decrees issued under art. 2, Law 108 of 7/3/1996, such rates shall be automatically reduced to one tenth of a percentage point lower than the threshold rate under art. 2, Law 108/1996, and therefore applied in compliance with the Usury provisions contained in Law 108 of 7 March 1996 and with the Ministerial indications in force for the time being.

Art. 4 - Disbursement of the loan upon signing the contract

Borrower declares that upon signing this contract, the same has received, on its bank account no. 3180, held with branch 1726, the amount of the Loan net of fees, costs and taxes, full receipt of which is hereby acknowledged. Borrower therefore hereby acknowledges that it owes a debt to Bank and has an obligation of repayment in that respect as provided in article 5 below. For such purpose, Bank hands Borrower a proof of deposit into the bank account held in Borrower’s name.

Art. 4 bis - Repayment Schedule

The Repayment Schedule - inclusive of the interest-only period, where agreed, and instalment adjustment - is reported in the Summary Document attached hereto.

Borrower, having been informed and being aware of the various options made available by Bank for the development of the Repayment Schedule, opts for the ☐ Bullet Repayment ☒ the Even Total Repayment ☐ the Even Principal Repayment method.

Borrower stipulates that Bank shall (where there is an increase or decrease in the interest rate as determined - for floating-interest rate contracts) adjust the loan’s Repayment Schedule accordingly: the outstanding principal shall become the original “principal”, the remaining term shall be the “term”, and the “interest rate” shall be determined as stated supra. Once the amounts are disbursed, upon the signing of this contract, Borrower will be given the Repayment Schedule, which shall be considered as “indicative”, insofar as its purpose is just to demonstrate what the amount of each instalment would be, if the interest rate determined upon signing the Contract remained unchanged throughout the repayment period. Therefore, it is not intended to precisely set the final amount of each instalment, which may vary both as to the principal and to the interest portion (in case of Even Total or “French” Repayment) or only with regard to the interest (in case of Even Principal or “Italian” Repayment, or of Bullet Repayment), and however in relation to the total amount of each single instalment. If the interest rate charged on the loan principal is fixed, on the other hand, the schedule referred to above shall be considered as the actual Repayment Schedule.

Art. 5 - Loan repayment

Borrower undertakes, on its own behalf as well as for its successors and assigns, to refund any amount owed in connection with this Loan, by paying:

☒	1 interest-only instalment on a quarterly basis, the first and last of which will be due on 30/09/2019;

☒	8 repayment instalments on a quarterly basis, the first of which will be due on 31/12/2019, and the last on 31/12/2021;

☐	Bullet Repayment: *************** instalments, the last of which - or the only one - inclusive of the entire principal, will correspond to the loan expiration date, on ***************.

If an interest payment date is not a business day (calculated based on the calendar of the “TARGET2” (Transeuropean Automated Real Time Gross Settlement Express Transfer) international payment system), the interest payment shall be considered as due on the next succeeding business day; however, if such day falls in the following month, the payment must be made on the last working day preceding the actual expiration date.

Art. 6 - Overdraft charges on instalments

Borrower undertakes to make sufficient funds for payment timely available. Bank shall have the right but not the duty to charge at each individual deadline, against the account Borrower holds at the Lending Bank, the loan instalment, regardless of whether overdrawn, and by the same token Bank shall have the option to collect any other amount owed to Bank by Borrower pursuant to the loan.

Art. 7 - Debt recovery costs

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5) For any amount of money which, for any reason related to protection of its own receivable, Bank pays on Borrower’s behalf, and any expense (including out-of-court expenses) that Bank might incur for the protection and collection of its own receivable shall be immediately repaid by Borrower along with interests accruing thereto in the amount contemplated for late-payment interests from the date of disbursement, which a right attaching to Bank to collect as soon as the first payment made; debtor thus waives the option of having such collected amounts otherwise allocated. By the same token, Bank shall have the right to request Borrower immediately repay any charge or increase following a change and/or new interpretation (including by an administrative authority) of the rules and provisions governing the transaction.

Art. 8 - Prepayment - redemption penalty

Borrower is entitled to repay the loan, entirely or in part, before the due date: In such event, Borrower shall pay Bank, in addition to the principal, the interest, the expenses for counts and all other accrued charges as agreed with Bank, a redemption penalty calculated on the prepaid principal amount, as indicated in the Summary Document. Each prepayment shall serve to lower the amount of subsequent instalments; the number of instalments as originally negotiated shall stand, absent express waiver by Bank and Borrower.

Art. 9 - Other Obligations of Borrower

In addition to the obligations under this contract, Borrower undertakes to comply with the following requirements, acknowledged as essential within this contract, until complete repayment of all claims and receivables of Bank.

a)

notify Bank in writing of any event, fact, act or circumstance - even publicly known - that may have a Substantial Adverse Effect (“Substantial Adverse Effect” means a direct and/or indirect consequence of an event, fact or circumstance that may: (i) have a negative and significant effect on the legal, financial, economic, administrative or technical situation of Borrower, or on Borrower’s assets and liabilities, production capacity or outlook; or (ii) cause a serious prejudice to Bank’s claims and receivables; or (iii) endanger, in the reasonable and justified judgement of Bank, the prospects of repayment of the loan);

b)

send Bank, as soon as available and however no later than 30 (thirty) working days of the relevant approval by the corporate bodies: the financial statements for the year and/or consolidated financial statements (or a pro forma report, absent the elements required by the law for the mandatory preparation of consolidated financial statements); these must be accompanied, if Borrower is so required under law, articles of association or other regulations, by a certification of a leading audit company and by the board of directors and the board of auditors’ reports;

c)	maintain all authorisations, permits and administrative licenses as required or expedient to carry on its business.

d)

not modify its articles of association without the prior written consent of Bank. It is understood, however, that no consent will be required from Bank for amendments to the articles of association which are just formal and not substantive (such as, without limitation, transferring the registered office within the Italian territory, changing the corporate name or extending the term of the company); and (ii) amendments that are required under state laws or regulations;

e)	not suspend, discontinue or modify its current business or a non-marginal part thereof;

f)	not resolve to reduce its share capital unless it is compelled to do so by law,

g)	not enter into a voluntary liquidation procedure;

Art. 10 - Joint and several liability

6) All obligations shall be deemed assumed by Borrower individually and by all guarantors, with joint and several liability amongst them, and with the duty of joint and several liability attaching to their heirs, successors and assigns. Should more than one debt connect Borrower to Bank, Customer shall have the right to state - pursuant to Art. 1193, paragraph 1 of the Civil Code - at the time of payment which debt Customer is intending to repay. Absent such statement, as an exception to Art. 1193, paragraph 1 of the Civil Code, Bank may allocate the payments made by Customer, or however collected from third parties, to pay off or reduce any or more obligations of Customer, and notify this latter thereof.

Art. 11 - Late-payment interest

In case of delay on the agreed dates, in paying all or part of any loan repayment instalment and/or the relevant interest as well as any other amount owed under this contract and not paid on the due date, Borrower shall pay a late-payment interest on the overdue amount, at the rate indicated in the economic conditions contained in the Summary Document.

Late-payment interest shall be charged on all overdue amounts in principal, interest and ancillary charges, by operation of law and without any need for a prior notice of default or any other formal notice, just for the fact that the payment is overdue.

Art. 12 - Representations and Warranties

Borrower represents and warrants the following to Bank:

a)

the corporate bodies have passed all necessary resolutions, in accordance with the forms and procedures required by the respective articles of association, to approve the execution and performance of this contract. The powers conferred as above are in effect and have not been revoked and/or modified, even in part,

b)

Borrower has not submitted a plan for relief of its outstanding liabilities under article 67. paragraph 3, letter d), of Royal Decree no. 267 of 16/3/1942, or debt restructuring agreements under article 182 bis of the mentioned Bankruptcy Law.

c)

Borrower has not been declared insolvent or subjected to insolvency proceedings of any nature and to its knowledge, no actions have been taken against Borrower, which may result in insolvency proceedings of any nature

d)	Borrower has not entered into voluntary liquidation procedures

e)	Borrower is not in a situation of “capital reduction as a result of losses” or “reduction of the share capital below the legal requirements”.

Art. 13 - Notices

Pursuant to Art. 119 of the Consolidated Banking Act, Bank shall supply Borrower at contract expiry, and however at least [illegible] once per year, a detailed notice, with a complete, straight-forward advisory on the performance of the relationship, and an updated framework [illegible] for the economic conditions applied.

The method for sending such notice shall include hard-copy mailing and electronic delivery; Borrower expressly agrees to accept paper delivery of periodic notices; Borrower has the right at any time throughout the term of the contract to change the notice method used by a request to that effect through a registered letter sent to the Bank branch with which the arrangement is in place. Borrower has also the right to request additional information or more frequent notices than indicated above. The request must be submitted in writing as indicated above. If Borrower requests to receive notices more frequently than indicated above, Bank may debit contractually agreed fees as indicated in the Summary Document, which are fair and proportional to the costs actually incurred by Bank and indicated in the contract.

Art. 14 - Termination of contract and Withdrawal

The Obligation of Borrower to repay all amounts due under this contract on the due dates, and more generally, to meet all obligations assumed under this contract shall not be suspended or delayed for any reason whatsoever, even in case of a claim, including claims filed in court, whether raised by Borrower or otherwise arising between the Parties.

Borrower shall be subject to the acceleration clause with regard to the whole outstanding balance upon occurrence of an event under art. 1186 of the Civil Code, including the following:

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a)

foreclosure, seizure, attachment or confiscation of property of Borrower that may have a Substantial Adverse Effect, unless Borrower provides documentary evidence to Bank showing that the proceedings opened are groundless or however irrelevant;

b)

commencement of actions, lawsuits, disputes, controversies, arbitration procedures or administrative or legal proceedings in general, of any nature whatsoever, against Borrower and with any adverse party, whether public or private, which may have a Substantial Adverse Effect, unless Borrower provides documentary evidence to Bank showing that the commenced proceedings are groundless;

c)	occurrence of any event, fact, act or circumstance - even publicly known - which may have a Substantial Adverse Effect;

other triggers for terminating the contract as a matter of law under Art. 1456 of the Civil Code regard the following cases:

d)	failure to pay on due date all or part of any amount owed under the loan and/or as interest or ancillary charges as stipulated in articles 3, 5 and 7 of this contract, or

e)	untrue or inaccurate statements under article 12 above and/or

f)	non-compliance with obligations under article 9;

If even one event under the preceding paragraphs occurs, Bank will have the right - to be exercised through a registered letter A.R. or a PEC [certified email] to Borrower - to withdraw from this contract and/or declare it terminated by operation of law, even during the Availability period agreed between the Parties.

Accordingly, this loan shall be intended as expired with regard to the whole outstanding balance and Borrower shall pay Bank - immediately in case of termination and within 20 (twenty) days in case of withdrawal - the residual amount of the loan with the accrued interest, as well as late-payment interest calculated as indicated in article 11 herein-above on all outstanding instalments and on the residual principal owed from the date of termination and/or withdrawal until the date of actual payment.

Art. 15 - Charges, expenses and taxation

13) All expenses under the instant document and its annexes, which arise from or relate to the same, as well as any charges for taxes or fees now pending or arising hereafter shall be borne by Borrower, who herewith expressly agrees to assume such charges, pledging to pay and/or reimburse them upon simple request by Bank.

As regards the tax charges applicable to this contract and to all orders, deeds, formalities and guarantees related to the same, the Parties opt for the substitute tax under D.P.R. 601 of 29 September 1973, and subsequent amendments and additions, in place of registration fees, stamp duties, mortgage and cadastral taxes and government concession fees. The amount of such tax shall be paid by Borrower upon receiving the loan. If borrower fails to do so, Bank will have the right to withhold the tax from the disbursed Loan: to that effect, Borrower expressly authorises Bank to do so under art. 1723, paragraph 2 of the Civil Code.

Art. 16 - Unilateral change of conditions by Bank

Bank reserves the right to modify the economic conditions of the loan other than the interest rate: in case of a change that is unfavourable to Borrower, Bank shall comply with the legal requirements under art. 118 TUB. Therefore, Bank may modify the economic terms other than the interest rate for a justified reason. In such event, Bank shall send Borrower a “Proposal of unilateral modification of the contract” in writing with 2 months prior notice. The amendment - for the effects and purposes of art. 118 TUB - will be intended to have been approved if Borrower does not withdraw from the contract within the date of efficacy of the amendment. Borrower is entitled, if Bank exercises the right to change the economic terms - other than the rate - to withdraw from the contract at no cost; in such event, Borrower has a right to the previously applicable economic conditions being applied to the closure of the contractual arrangements. The Parties acknowledge and agree that the justified reason may relate to decisions of Public Authorities as well as to any law or regulation, fact, circumstance or supervening situation however affecting the economic, organisational and operating conditions concerning Bank as they were upon signing the contract, and liable to alter the balance of the mutual obligations of the parties as originally agreed. Just for example and without limitation, a justified reason may be linked to adjustments to laws, increases in the ISTAT annual cost-of-living index, contractual increases in labour costs, entering into agreements relating to the banking and financial system, actions however implying extraordinary investments on the operational structure of Bank to change the conditions in which the business or significant sectors thereof are carried out, business reorganisation, where required by laws or regulations, and any other circumstance, fact, supervening situation and legal provision however affecting the original balance of the contractual obligations, according to the criteria specified more in detail above.

Art. 17 - Accounting records and Italian Laws

Bank’s own accounting ledgers and entries shall be dispositive as between Bank and Borrower.

The contract is governed by Italian law,

Art. 18 - Complaints - Alternative dispute resolution methods - Mediated settlement - Condition of admissibility

1.	Bank informs Borrower that should a dispute arise in consequence of the execution of this Contract and all related and consequent transactions, Borrower may:

a)

submit a complaint to Bank by registered letter A.R. sent to: Banco BPM S.p.A. - Complaints Management - Via Polenghi Lombardo, 13 - 26900 Lodi, or, electronically, to www.bancobpm.it section “Contact us” - “Complaints”. Bank shall reply within thirty days of the date of receipt; if Borrower is not satisfied with the complaint result, or does not receive a reply within the above time limit, it may

b)

after carrying out the complaint procedure under letter a) and within 12 (twelve) months of submitting the complaint, file an application under art. 128-bis of Legislative Decree no. 385 of 1 September 1993, Consolidated Banking Law, with the Banking and Financial Arbitrator (ABF), where the amount in controversy is at or below Euro 100,000.00 (one hundred thousand/00), if the claim involves a monetary demand, or for any amount in controversy in all other cases. The application must be signed by Borrower: it may be filed on behalf of Borrower by a trade association of which Borrower is a member, or by an authorised representative. In such events, the application must be also signed by Borrower or accompanied by a proxy. The application shall be drawn up using the forms published on the ABF website and available in all Branches of the Bank of Italy open to the public, and it may be: sent directly as indicated in the forms, to the technical administrative office of the competent tribunal and to any Bank of Italy Branch, or, alternatively, submitted with any Branch of the Bank of Italy which is open to the public. Should Borrower wish to file an application as above, Borrower shall provide prompt notice of the same to Bank by sending a copy of the application through registered mail with advice of receipt or certified email to Bank. More information on the dispute resolution system under art. 128-bis TUB is available on the Body’s website

(www. arbitrobancariofinanziario.it);

or, as a further alternative,

c)

institute (either with or without having entered into the complaint procedure set forth supra in letter a), a mediation proceeding with the Bank Conciliation Entity formed under the Banking and Financial Conciliator - Association for Banking, Finance, and Corporate Dispute Resolution - ADR (enrolled in the register of conciliation entities maintained by the Ministry of Justice) as the Entity specialised in Banking and Financial disputes, which has a network of conciliators across Italy (information available at www.conciliatorebancario.it). Bank has the same right.

In addition, the Lending Bank informs Borrower that the condition for admissibility of applications in court in connection with disputes arisen from the execution of this Contract and all related and consequent transactions, under art. 5, paragraph 1-bis of Legislative Decree no. 28 of 4 March 2010, introduced by Law 98 of 9 August 2013, converting Decree-Law 69 of 21 June 2013, is the previous institution of an alternative dispute resolution procedure or of the mediated settlement procedure.

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With respect to the mentioned provision of art. 5, paragraph 1-bis of Legislative Decree no. 28/2010, and in implementation of paragraph 5 of the same Article, the Parties herewith agree to submit any disputes arising out of this Contract to the Banking Conciliation Entity formed under the Banking and Financial Conciliator - Association for Banking, Financial, and Corporate Dispute resolution - ADR (enrolled in the register of conciliation entities held by theMinistry of Justice) as the entity specialised in Banking and Finance disputes, and which has a network of conciliators across the country.

Art. 19 - Address for service

Letters, notices and any other statement or communication from Bank shall have effect for all purposes if given to Borrower at the address indicated above in the Contract, or subsequently notified in writing. All notices and notifications from Borrower to Bank related to the loan arrangements must be given in writing to the Branch with which the arrangements are in place.

Borrower undertakes to notify Bank, within fifteen days through a registered letter, of any change in the address as indicated above. Borrower shall not hold Bank liable in case of late delivery or non-delivery of correspondence related to this loan due to failure by Borrower to comply with the above obligation.

Art. 20 - Disclosure of information

Borrower acknowledges and accepts that Bank may disclose the personal data provided by Borrower, as well as the contents of this contract and any information relevant to Borrower as Bank deems appropriate:

(a)	in any dispute arising from or however related to this contract; or

(b)	where required by a court order of any nature; or

(c)	where required by a government, tax or banking authority of any competent jurisdiction; or

(d)	to its own auditors and professional consultants and to those of Borrower, provided that such parties have previously signed a confidentiality agreement; or

(e)

to the European Central Bank and/or the Bank of Italy within refinancing loans granted within the “Abaco’ (Collateralised Bank Assets) procedure, as regulated by the provisions governing “Eurosystem monetary policy instruments” in force for the time being; or

(f)	to any person who is a prospective assignee in the meaning of article 21 below.

Art. 21 - Transfer of rights and obligations arising from the contract

Bank may at any time assign to third parties all or part of its receivables, claims, guarantees, benefits and obligations arising from this contract, or all or part of the contract itself. In such event, Bank shall be released from the part of obligations that relates to the transfer, all joint and several liability between assignor and assignee being excluded.

The transfer shall require a specific contract to be stipulated between assignor and assignee (this latter assuming the capacity of “Bank”). Therefore, following such transfer, whenever reference is made to Bank in this contract, this will include all and any assignee Banks, without need for further specifications.

Starting from the date of efficacy of the transfer, as indicated in the transfer contract referred to in the preceding paragraph, the assignee will take over the position of the assignor for all effects and purposes as to the rights and obligations that are to be exercised or performed by or against Borrower and any other assignee Banks.

All costs (including notification expenses and any taxes on the transfer), shall be solely borne by the assignee.

Borrower acknowledges the right of transfer under the terms set out in the preceding paragraphs and herewith expressly accepts such transfer, now for then.

The effects of the transfer with respect to Borrower are conditioned upon the transfer contract or contracts being notified to the same.

It is expressly agreed, however, that Bank may use all receivables under the Loan, without restrictions, as “non-negotiable assets” to be provided as collateral in favour of the European central Bank and/or of the Bank of Italy for refinancing loans granted by the latter within the “Abaco” (Collateralised Bank Assets) procedure, as regulated by the provisions governing “Eurosystem monetary policy instruments” for the time being.

The Parties expressly agree that Borrower has no right to assign or transfer any of its rights, benefits and obligations under this contract, unless this is a legal effect consequent to mergers or split-ups to which Bank has given its prior consent.

SIGNATURES

If you agree with the foregoing, we ask that you kindly return a signed copy of the instant document, using (verbatim) the text appearing infra, in your acceptance hereof, and of all provisions subject to you express approval, and with all representations as required.

With best regards,

BANCO BPM

/s/ Banco BPM

Messrs.

BANCO BPM

I/WE HAVE received your proposal as it appears supra, and which I/we herewith execute in full and unconditional acceptance whereof.

I/We declare that:

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NDG 000016251758 – DATE 23/07/2019

☐	I/we have availed of the option, prior to executing the contract, of obtaining:

☐	a copy of the contract suitable for execution at the cost set forth in the summary document, not to exceed the arrangement expenses

☐	a contract sample without the economic terms, and an estimate of expenses based on the information I/we have provided

☒	I/we have not exercised the right to obtain a copy or sample of the contract

•	the instant document along with its annexes has been signed by me/us following the placement of a “seal of guaranty” which ensures the restriction against partition or modification of the same.

23/07/2019	VIA TEODOSIO 65 20131 MILAN
Date	Address

Surname, First Name, place and date of birth or Business Name:	Signatures:

Kaleyra S.p.A.

/s/ Dario Calogero

I/We state we expressly approved, in accordance with Art. 1341, paragraph 2, of the Civil Code - the following provisions of the foregoing terms and conditions of yours:

“Unsecured Loans to Large Companies”

•	Art. 6) Overdraft charges on instalments;

•	Art. 7) Debt recovery costs;

•	Art. 8) Prepayment - redemption penalty;

•	Art. 9) Other Obligations of Borrower;

•	Art. 70) Joint and several liability

•	Art. 11) Late-payment interest

•	Art. 14) Termination of contract and Withdrawal;

•	Art. 15) Charges, expenses and taxation;

•	Art. 16) Unilateral change of conditions by Bank;

•	Art. 17) Accounting records and Italian Laws;

•	Art. 18) Complaints - Alternative dispute resolution - Mediated settlement - Condition of admissibility;

•	Art. 21) Transfer of rights and obligations arising from the contract.

Signature/s:

Kalyera S.p.A

/s/ Dario Calogero

I/We declare that I/we have received a copy of the instant contract executed as between the undersigned, and a copy of any annexes.

Signature/s:

Kalyera S.p.A

/s/ Dario Calogero

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